EXHIBIT 21.1

Significant Subsidiaries

Name of Subsidiary

Fatburger North America, Inc.

Buffalo’s Franchise Concepts, Inc.

Ponderosa Franchising Company

Bonanza Restaurant Company

Ponderosa International Development, Inc.

Puerto Rico Ponderosa, Inc.

Hurricane AMT, LLC

Yalla Mediterranean Franchising Company, LLC

Yalla Acquisition, LLC

EB Franchises, LLC

FAT Brands Royalty I, LLC